Exhibit 4.3

AMENDMENT NO. 17

TO THE

AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT OF

FIRST POTOMAC REALTY INVESTMENT LIMITED PARTNERSHIP

This Amendment No. 17 (the “Seventeenth Amendment”) to the Amended and Restated Limited Partnership Agreement of First Potomac Realty Investment Limited Partnership (the “Partnership”) dated September 15, 2003 (the “Partnership Agreement”), is entered into as of January 6, 2012, by and among First Potomac Realty Trust, the general partner (the “General Partner”) of the Partnership, Hugo A. Schiattareggia (“Transferor”) and Nancy P. Schiattareggia (“Surviving Spouse” or “Transferee”). All capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Partnership Agreement.

WHEREAS, Transferor is a Limited Partner of the Partnership and the owner of 500 Partnership Units;

WHEREAS, the General Partner has received notice and evidence from the administrators of Transferor’s estate that the Transferor died on January 6, 2011, and that the Transferor’s estate wishes to transfer Transferor’s Partnership Units to his Surviving Spouse;

WHEREAS, pursuant to Section 9.01 of the Partnership Agreement Transferor wishes to transfer 500 Partnership Units to Transferee and Transferor has requested the General Partner’s consent to the Transfer;

WHEREAS, Transferee accepts and agrees to be bound by the terms and provisions of the Partnership Agreement, as amended; and

WHEREAS, it is desirable to amend Exhibit A to the Partnership Agreement to reflect the Transfer.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Partnership Agreement is hereby amended as follows:

1. Transferee herby accepts and agrees to be bound by the terms and provisions of the Partnership Agreement, as amended.

2. The General Partner hereby consents to the transfer of 500 Partnership Units from Transferor to Transferee and Transferee is hereby admitted as a Limited Partner of the Partnership. The General Partner hereby waives with respect to the Transferee the one-year holding period contained in Section 8.04(a) of the Partnership Agreement.

3. Exhibit A to the Partnership Agreement is hereby amended by substituting for the current version of such exhibit, a version in the form attached hereto as Exhibit A reflecting the transfer of 500 Partnership Units from Transferor to Transferee.

IN WITNESS WHEREOF, the foregoing Seventh Amendment has been signed and delivered as of this 6th day of January, 2012, by the parties thereto.

GENERAL PARTNER AND LIMITED PARTNERS, pursuant to Power of Attorney

By:	FIRST POTOMAC REALTY TRUST

By:	/s/ Joel F. Bonder
Joel F. Bonder
Executive Vice President

TRANSFEROR

By:	/s/ Gena S. Conte
Gena S. Conte, Administrator

By:	/s/ Dominic J. Schiattareggia
Dominic J. Schiattareggia, Administrator

TRANSFEREE

/s/ Nancy P. Schiattareggia
Nancy P. Schiattareggia